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                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549
                     ________________________
                             FORM 8-K

       CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

   Date of report (Date of earliest event reported):  May 22, 2002


                             ELDERTRUST
            (Exact Name of Registrant as Specified in Charter)


        Maryland                  001-13807          23-2932973
(State or Other Jurisdiction  (Commission File    (IRS Employer
     of Incorporation)             Number)     Identification No.)


      101 East State Street, Suite 100
         Kennett Square, Pennsylvania               19348
  (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code:  (610) 925-4200

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Item 5.   Other Events.

     ElderTrust is filing as an exhibit hereto (which is incorporated by reference herein) a description of the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of common shares of beneficial interest of ElderTrust. This description replaces and supersedes prior descriptions of the federal income tax treatment of ElderTrust and its shareholders to the extent that they are inconsistent with the description contained in this Current Report on Form 8-K.

Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

     (a)  Financial statements of business acquired.

          Not applicable.

     (b)  Pro forma financial information.

          Not applicable.

     (c)  Exhibits.


Exhibit No.        Description
-----------        ------------------------------------------
99.1               Material Federal Income Tax Considerations


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ELDERTRUST


Date:  May 22, 2002                By:  /s/ D. LEE MCCREARY, JR.
                                   ----------------------------------
                                   Name:   D. Lee McCreary, Jr.
                                   Title:  President, Chief Executive
                                   Officer and Chief Financial
                                   Officer

EXHIBIT INDEX


Exhibit No.        Description
-----------        ------------------------------------------
99.1               Material Federal Income Tax Considerations



EXHIBIT 99.1

          DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Form 8-K includes forward-looking statements. Any amendment to this Form 8-K also may include forward-looking statements. We have based these forward-looking statements on our current expectations about future events.

     We identify forward-looking statements in this Form 8-K (and will identify forward-looking statements in any amendments to this Form 8-K) by using words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases, or the negative thereof.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the risk factors described in our Form 10-K under the caption "Risk Factors" in our Form 10-K for the year ended December 31, 2001.


                  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
Introduction

     The following discussion describes the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of common shares of beneficial interest of ElderTrust. The following discussion is intended to address only those federal income tax considerations that are generally relevant to all shareholders, is not exhaustive of all possible tax considerations and is not tax advice.
For example, it does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a shareholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States.

     The information in this section is based on the Internal Revenue
Code and regulations in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements set forth in this discussion will not be challenged by the IRS or will be sustained by a court if so challenged.

     Because the specific tax attributes of a prospective purchaser could have a material impact on the tax consequences associated with the purchase, ownership and disposition of the common shares of ElderTrust, it is essential that each prospective purchaser consult with his or her own tax advisors with regard to the application of the federal income tax laws to his or her personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Federal Income Taxation of ElderTrust

     General

     ElderTrust is a self-managed and self-administered real estate investment trust, or REIT, that invests principally in senior housing and other healthcare facilities, primarily skilled nursing facilities, assisted and independent living facilities (or "senior living centers") and medical office and other buildings. ElderTrust was formed in the State of Maryland on September 23, 1997 and began operations upon the completion of its initial public offering on January 30, 1998 (the "Offering"). ElderTrust conducts its business as an umbrella partnership REIT, through ElderTrust Operating Limited Partnership (which is referred to in this discussion as the "Operating Partnership"), of which ElderTrust is the sole general partner.

     ElderTrust made an election to be taxed as a REIT under the Internal Revenue Code, commencing with its taxable year ended December 31, 1998. ElderTrust believes that it is organized and has operated in a manner that has permitted it to qualify as a REIT since 1998, and ElderTrust currently intends to continue to operate as a REIT for future years. No assurance, however, can be given that it in fact has qualified or will remain qualified as a REIT. See "-Failure of ElderTrust to Qualify as a REIT" below.

     The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     ElderTrust's qualification and taxation as a REIT depend upon its ongoing ability to meet the various qualification tests imposed under the Internal Revenue Code, which are discussed below. No assurance can be given that the actual results of ElderTrust's operations for any particular taxable year will satisfy such requirements.

     If ElderTrust qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that it currently distributes to its shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from an investment in a regular corporation. However, ElderTrust will be subject to federal income tax as follows:

     1. ElderTrust will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

     2. Under certain circumstances, ElderTrust (or its shareholders) may be subject to the "alternative minimum tax" due to its items of tax preference and alternative minimum tax adjustments.

     3. If ElderTrust has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

     4. ElderTrust's net income from "prohibited transactions" will be subject to a 100% tax. In general, "prohibited transactions" are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies.

     5. If ElderTrust fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to (a) the gross income attributable to the greater of (i) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test described below under "- Income Tests Applicable to REITs," and
     (ii) the amount by which 90% of its gross income exceeds the amount qualifying under the 95% gross income test described below multiplied by (b) a fraction intended to reflect its profitability.

     6. If ElderTrust fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year,
     (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, ElderTrust will be subject to a 4% excise tax on the excess of such required

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     distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

     7. If arrangements between ElderTrust, its tenants and any of its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, ElderTrust may be subject to a 100% penalty tax on certain amounts received by ElderTrust from, or on certain amounts deducted by, a taxable REIT subsidiary.

     8. Where ElderTrust has acquired or acquires any asset from a taxable "C" corporation, if ElderTrust recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by ElderTrust, then, to the extent of the asset's "built-in gain," such gain will be subject to tax at the highest regular corporate rate applicable. Built-in gain is the excess of the fair market value of an asset over ElderTrust's adjusted basis in the asset, determined when ElderTrust acquired the asset.

     In addition, notwithstanding ElderTrust's status as a REIT, ElderTrust may also have to pay certain state income taxes, because not all states treat REITs the same as they are treated for federal income tax purposes.

     Requirements for Qualification

     The Internal Revenue Code defines a REIT as a corporation, trust or association

     (1)  which is managed by one or more directors or trustees;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

     (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

     (7) which makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain
     REIT status; and

     (8) which meets certain other tests, described below, regarding the nature of its income and assets.

     Conditions (1) to (4) must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of

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twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) did not apply to ElderTrust's 1998 taxable year

     For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

     In connection with condition (6), ElderTrust is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares of beneficial interest. If ElderTrust complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (6), then it will be treated as having met condition (6).
If ElderTrust fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require ElderTrust, under those circumstances, to take further action to ascertain actual ownership of its shares of beneficial interest, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters were due to reasonable cause and not to willful neglect.

     ElderTrust believes that it meets and currently intends to continue to meet conditions (1) through (4), (7) and (8). In addition, ElderTrust believes that it has had and currently intends to continue to have outstanding common shares with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition
(6), ElderTrust has complied and currently intends to continue to comply with the requirement that it send annual letters to its shareholders requesting information regarding the actual ownership of its shares of beneficial interest. In addition, ElderTrust's Declaration of Trust contains an ownership limit that is intended to assist ElderTrust in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership limit, together with compliance with the annual shareholder letter requirement described above, however, may not ensure that ElderTrust will, in all cases, be able to satisfy the share ownership requirements described above. If ElderTrust fails to satisfy such share ownership requirements, ElderTrust will not qualify as a REIT. See "-Failure of ElderTrust to Qualify as a REIT" below.

     A corporation may not elect to become a REIT unless its taxable year is the calendar year. ElderTrust's taxable year is the calendar year.

     Absence of "Earnings and Profits" Attributable to "C" Corporation Taxable Years

     A REIT will be taxed as though it did not make a REIT election if it has at the end of any taxable year any undistributed earnings and profits ("E&P") that are attributable to a "C" corporation taxable year. ElderTrust was formed in 1997 but was not active until the date of the Offering, January 30, 1998. Because it was inactive, ElderTrust did not satisfy the requirements for qualification as a REIT for its short taxable year ended December 31, 1997. ElderTrust therefore made its election to be taxed as a REIT for its taxable year ended December 31, 1998. ElderTrust believes that it did not have any earnings and profits from its taxable year ended December 31, 1997 or from the period prior to the date of the Offering, January 30, 1998.

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Qualified REIT Subsidiary

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

Ownership of Partnership Interests by a REIT

     A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, ElderTrust's proportionate share of the assets and items of income of the Operating Partnership, including the Operating Partnership's share of such items of its subsidiaries that are partnerships or LLCs that have not elected to be treated as corporations for federal income tax purposes, are treated as assets and items of income of ElderTrust for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-Tax Aspects of ElderTrust's Ownership of Interests in the Operating Partnership." As the sole general partner of the Operating Partnership, ElderTrust has direct control over the Operating Partnership and indirect control over the subsidiaries in which the Operating Partnership or a subsidiary has a controlling interest. ElderTrust believes that it has operated and will continue to operate these entities in a manner consistent with the requirements for qualification of ElderTrust as a REIT.

     Income Tests Applicable to REITs

     In order to maintain qualification as a REIT, ElderTrust must satisfy the following two gross income requirements:

   * At least 75% of ElderTrust's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

   * At least 95% of ElderTrust's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities, including some hedging instruments.

     Rents paid pursuant to ElderTrust's leases and interest paid pursuant to ElderTrust's loans to third parties, together with gain on the disposition of assets and dividends and interest received from ElderTrust's

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"taxable REIT subsidiary," ET Capital Corp., have historically constituted substantially all of the gross income of ElderTrust. A taxable REIT subsidiary is an entity taxable for federal and state income tax purposes as a corporation in which a REIT directly or indirectly holds stock or other equity interests, that has made a joint election with the REIT to be treated as a taxable REIT subsidiary and that does not engage in certain prohibited activities, including, without limitation, operating or managing health care facilities, such as the senior living centers.
For a more detailed discussion of taxable REIT subsidiaries, see "- Qualification of an Entity as a Taxable REIT Subsidiary" below. One of ElderTrust's subsidiaries, ET Capital Corp., elected effective
January 1, 2001, and, ElderTrust believes, has operated and will continue to operate so as to qualify, to be treated as a taxable REIT subsidiary for federal income tax purposes.

     Several conditions must be satisfied in order for the rents received by ElderTrust to qualify as "rents from real property." First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, rents received from a tenant will not qualify as "rents from real property" if ElderTrust, or an actual or constructive owner of 10% or more of ElderTrust, actually or constructively owns 10% or more of the tenant. This type of tenant is referred to below as a "related party tenant."

     Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on relative adjusted tax bases. For taxable years beginning after December 31, 2000, however, the test is based on relative fair market values.

     Fourth, if ElderTrust operates or manages a property or furnishes or renders certain "impermissible services" to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by ElderTrust with respect to the property, then no amount received by ElderTrust with respect to the property will qualify as "rents from real property." Impermissible services are services other than services (1) "usually or customarily rendered" in connection with the rental of real property and (2) not otherwise considered "rendered to the occupant." For these purposes, the income that ElderTrust is considered to receive from the provision of "impermissible services" will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by ElderTrust with respect to the property, then only the income from the impermissible services will not qualify as "rents from real property."

     There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom ElderTrust derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, for ElderTrust's taxable years beginning after December 31, 2000, impermissible services can be provided to tenants at a property by a taxable REIT subsidiary (subject to the restriction, noted above, that prohibits a taxable REIT subsidiary from operating or managing health care facilities).

     Each of ElderTrust's senior living centers, which includes the land (if owned), buildings, improvements and related rights, is leased pursuant to a long-term lease. These leases generally have a fixed term of five to

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12 years and contain multiple five to 10-year renewal options.  Some of these leases provide for rents based on a specified percentage of facility operating revenues with no required minimum rent ("percentage rent leases"). Other leases provide for base rent, increasing each year by the lesser of five percent of the increase in facility revenues for the immediately preceding year or one-half of the percentage increase in the Consumer
Price Index for the immediately preceding year ("minimum rent leases").
Both types of leases are triple net leases that require the lessees to pay all operating expenses, taxes, insurance, maintenance and other costs, including a portion of capitalized expenditures. The base rents for the renewal periods are generally fixed rents set at a spread above the Treasury yield for the corresponding period. The remaining leases ("fixed rent leases") are with tenants in the medical office and other buildings and provide for specified annual rents, subject to annual increases in some of the leases. Generally, these leases are for a five-year period.

     For the rent paid pursuant to the leases to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

   *  the intent of the parties;

   *  the form of the agreement;

   * the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

   * the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

     In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., if the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The percentage rent leases and the minimum rent leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

   * the Operating Partnership or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

   * the lessee has the right to exclusive possession and use and quiet enjoyment of the senior living centers covered by the lease during the term of the lease;

   * the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the senior living centers (other than the cost of certain capital expenditures), and operates and maintains the property subject to the lease;

   * the lessee bears all of the costs and expenses of operating the senior living center, including the cost of any inventory used in its operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

   * the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the senior living center during the term of the lease;

   * in the event of damage or destruction to a senior living center, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the senior living center subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the senior living center to its prior condition;

   * the lessee has indemnified the Operating Partnership or the applicable subsidiary against all liabilities imposed on the Operating Partnership or the applicable subsidiary during the term of the lease by reason of (A) injury to persons or damage to property occurring at the senior living center or (B) the lessee's use, management, maintenance or repair of the senior living center;

   * with regard to the minimum rent leases, the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the senior living center under the lease;

   * the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the senior living center;

   * ElderTrust and the Operating Partnership believe that each lessee reasonably expected, at the times the leases were entered into, to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the senior living center during the term of its lease; and

   * upon termination of each lease, the applicable senior living center is expected to have a remaining useful life equal to at least 20% of its expected useful life on the initial start date of the lease, and a fair market value equal to at least 20% of its fair market value on the initial start date of the lease.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage rent leases or the minimum rent leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no assurance that the IRS might not assert a contrary position.

     If the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the Operating Partnership receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, ElderTrust likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     In addition, for rents paid pursuant to the leases to qualify as "rents from real property," the lessees must not be regarded as related party tenants. A lessee of ElderTrust, including Genesis Health Ventures, Inc. and certain of its subsidiaries, will be regarded as a related party tenant only if ElderTrust and/or one or more actual or constructive owners of 10% or more of ElderTrust actually or constructively own 10% or more of such lessee (including, with regard to a Genesis lessee, through an ownership interest in Genesis).

     ElderTrust's Declaration of Trust expressly prohibits any single shareholder from owning, actually and/or constructively, more than (i) 8.6% of ElderTrust's issued and outstanding common shares or (ii) 9.9% of the issued and outstanding shares of any class or series of ElderTrust's preferred shares.

     These prohibitions contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (subject to any waivers permitted under the Declaration of Trust), the lessees of ElderTrust should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

     As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to ElderTrust's leases should qualify as "rents from real property" since they are based on either fixed dollar amounts or on specified percentages of receipts or sales fixed at the time the leases were entered into. The foregoing assumes that the leases are not renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. ElderTrust has represented that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, ElderTrust has represented that the rental provisions and other terms of the leases conform with normal business practice and were not intended to be used as a means of basing rent on income or profits. Furthermore, ElderTrust has represented that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

     ElderTrust leases certain items of personal property to the lessees in connection with its leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as "rent from real property." Under the law in effect prior to January 1, 2001, the amount of rent attributable to personal property was that amount which bore the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bore to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. For ElderTrust's taxable years beginning after December 31, 2000, the personal property test is based on fair market value as opposed to adjusted tax basis. ElderTrust has represented that, with respect to each of its leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes non-qualifying income, such amounts, when taken together with all other nonqualifying income earned by ElderTrust, will not jeopardize ElderTrust's status as a REIT.

     If any of the senior living centers or office buildings were to be operated directly by the Operating Partnership or a subsidiary as a result of a default by a lessee under the applicable lease, such senior living center would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired, or for up to an additional three years if an extension is granted by the IRS, provided that:

     (1) the operating entity conducts operations through an independent contractor (which might, but not necessarily in all circumstances, include Genesis and its affiliates), within 90 days after the date the property is acquired as the result of a default by a lessee;

     (2) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent;

     (3) foreclosure was not regarded as foreseeable at the time the applicable lessor entered into such lease; and

     (4) ElderTrust elects on its federal income tax return filed for the year in which the foreclosure occurred to treat the property as "foreclosure property."

     For as long as such senior living center or office building constitutes foreclosure property, the income from the property would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if such property does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests. For taxable years beginning after December 31, 2000, similar rules apply to treat as foreclosure property qualified health care property acquired by a REIT as the result of the termination of a lease of such property, except that such property would constitute foreclosure property until the close of the second tax year following the tax year in which it was acquired, or for up to an additional four years if an extension is granted by the IRS.

     Through the Operating Partnership, which is not an "independent contractor," ElderTrust may provide certain services with respect to the senior living centers and office buildings, but ElderTrust believes (and has represented) that any such services that are "impermissible services" will be provided through an independent contractor from whom ElderTrust derives no revenue (except to the extent that the income derived from such impermissible services would not exceed the 1% threshold described above or the Board of Trustees otherwise determines, in its discretion, that the nonqualifying income resulting therefrom is not material and will not jeopardize ElderTrust's status as a REIT).

     Except for interest on obligations secured by real property, "interest" will not qualify under the 75% gross income test (but will qualify under the 95% gross income test). For interest received from loans made or held by ElderTrust to qualify for both the 75% and 95% gross income test, they must be secured by real property and must be treated as debt for federal income tax purposes. In this regard, each of the loans made by ElderTrust to third parties (including Genesis and certain of its subsidiaries but excluding ET Capital Corp.) or acquired by ElderTrust from Genesis in the past have been secured by real property, ElderTrust has represented that the terms of each have been typical of a debt instrument, and ElderTrust has represented that the fair market value of the real property securing each of such loans exceeded the principal amount of the loan at the time the loan was made by ElderTrust or, if acquired by ElderTrust from Genesis, exceeded the principal amount of the loan at the time it was made or acquired. Interest on loans, whether secured by real property or not, that is based on the income or profits of any person will not qualify under either the 75% or the 95% gross income test. However, interest will not fail to qualify for purposes of the gross income tests solely by reason of being based upon a fixed percentage or percentages of receipts or sales. ElderTrust has not made and does not anticipate making any loans where interest payable is based upon the income or profits of any person.

     ElderTrust has received and expects to continue to receive interest payments from ET Capital Corp. These amounts of interest are qualifying income for purposes of the 95% gross income test but not the 75% gross income test. ElderTrust does not anticipate that the amounts of interest derived from ET Capital Corp. will affect its ability to continue to satisfy the 75% gross income test.

     ElderTrust also receives dividends from ET Capital Corp., and it could realize capital gains with respect to its investment in ET Capital Corp. (either due to distributions received from ET Capital Corp. or upon a disposition of part or all of its in interest ET Capital Corp.). The Operating Partnership's share of any dividends received from ET Capital Corp. or capital gains recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Operating Partnership does not anticipate that it will receive sufficient dividends from ET Capital Corp. and/or capital gains with respect to ET Capital Corp. to cause it to fail the 75% gross income test.

     ElderTrust inevitably will have some gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account its actual and anticipated sources of non-qualifying income, however, ElderTrust believes that its aggregate gross income from all sources has satisfied, and ElderTrust believes that its aggregate gross income will continue to satisfy, the 75% and 95% gross income tests applicable to REITs for each taxable year commencing within the taxable year ended December 31, 1998.

     If ElderTrust were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it were entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally would be available if ElderTrust's failure to meet such tests was due to reasonable cause and not due to willful neglect, ElderTrust were to attach a schedule of the sources of its income to its federal income tax return, and any incorrect information set forth on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances ElderTrust would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving ElderTrust, ElderTrust would not qualify as a REIT. As discussed above under "-General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Any gain realized by ElderTrust on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including ElderTrust's share of any such gain realized by the Operating Partnership, will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The Operating Partnership believes that it and its subsidiaries have held, and will continue to hold, their properties for investment with a view to long-term appreciation, will continue to engage in the business of acquiring and owning senior living centers, and will make sales of their properties only as are consistent with ElderTrust's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

     ElderTrust provided a construction loan of up to approximately $6.4 million for the purpose of financing the development and construction of phase 1 of a condominium style independent living facility in 1998. If this loan were to be recharacterized for tax purposes as an equity investment in the development project, ElderTrust's income from such loan would be considered income from the development and sale of the condominium units and would be subject to the 100% penalty tax on "prohibited transactions." Whether a loan transaction should be characterized as an equity investment for tax purposes depends upon all of the surrounding facts and circumstances, including, among other things, the terms of the loan, the collateral therefor and the financial circumstances of the borrower and any guarantors. ElderTrust believes, based upon the terms of this loan and its knowledge of the financial circumstances of the borrower and the guarantor of the loan, that the loan should not be characterized as an equity investment, but there can be no assurance that the Internal Revenue Service might not contend otherwise. This loan was repaid in 2001.

     Asset Tests Applicable to REITs

     At the close of each quarter of its taxable year, ElderTrust must satisfy the following four tests relating to the nature of its assets:

   * First, at least 75% of the value of ElderTrust's total assets must be represented by real estate assets and certain cash items. ElderTrust's real estate assets include, for this purpose, its allocable share of real estate assets held by the Operating Partnership and the non-corporate subsidiaries of the Operating Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of ElderTrust, cash, cash items and government securities. ElderTrust's real estate assets do not include stock or debt instruments (other than mortgages) issued by its taxable REIT subsidiaries or their subsidiaries.

   * Second, no more than 25% of ElderTrust's total assets may be represented by securities other than those in the 75% asset class.

   * Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by ElderTrust may not exceed 5% of the value of ElderTrust's total assets and ElderTrust may not own more than 10% of either the outstanding voting securities or the value of the outstanding securities of any one issuer. For 2001 and later years, these limits do not apply to securities of a taxable REIT subsidiary. For years prior to 2001, the 10% limit applied only with respect to the voting securities of any issuer and not to the value of the securities of any issuer.

   * Fourth, for taxable years beginning after December 31, 2000, not more than 20% of the value of ElderTrust's total assets may be represented by securities of taxable REIT subsidiaries.

     For years prior to 2001, the Operating Partnership did not own any of the voting stock of ET Capital Corp. but it did own 100% of the nonvoting stock and a note of ET Capital Corp. Effective January 1, 2001, ET Capital Corp. elected to be treated as a taxable REIT subsidiary of ElderTrust. Neither ElderTrust, the Operating Partnership, nor any of the non-corporate subsidiaries of the Operating Partnership has owned or currently intends to own more than 10% of the voting securities of any entity that is treated as a corporation for federal income tax purposes, except for, with regard to periods beginning after December 31, 2000, corporations or other entities that qualify and elect to be treated as taxable REIT subsidiaries or other REITs. In addition, ElderTrust believes that the value of the securities of any one issuer owned by ElderTrust, the Operating Partnership, or any of the non-corporate subsidiaries of the Operating Partnership, including ElderTrust's pro rata share of the value of the securities of ET Capital Corp., has not exceeded five percent of the total value of ElderTrust's assets for years prior to January 1, 2001, and ElderTrust has not exceeded and intends not to exceed that percentage threshold in subsequent years unless the issuer is a taxable REIT subsidiary. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeded in the past or currently exceeds one or more of the value limitations or that, for years prior to 2001, the nonvoting stock of ET Capital Corp. should have been considered "voting stock" for this purpose.

     After initially meeting the asset tests at the close of any quarter, ElderTrust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in ElderTrust's interest in the Operating Partnership as a result of the exercise of a limited partner's unit redemption right or an additional capital contribution of proceeds from an offering of shares of beneficial interest by ElderTrust. ElderTrust has monitored and currently intends to continue to monitor its compliance with the asset tests and to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If ElderTrust fails to cure noncompliance with the asset tests within such time period, ElderTrust would cease to qualify as a REIT.

     As discussed above, the assets held by ElderTrust have historically included loans made to third parties, including Genesis and certain of its subsidiaries. For these loans to qualify as "real estate assets" for the purpose of the asset tests, they must have been secured by real property and treated as debt for federal income tax purposes. As discussed above, all of ElderTrust's loans to third parties have been secured by real property, ElderTrust has represented that the terms of each have been typical of a debt instrument and ElderTrust has represented that the fair market value of the real property securing each of such loans exceeded the principal amount of the loan or at the time it was made.

     Qualification of an Entity as a Taxable REIT Subsidiary

     To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

   *  a REIT must own stock in the entity, whether directly or indirectly;

   * the entity must elect, together with the REIT that owns stock in it, to be treated as a taxable REIT subsidiary under the Code; and

   * the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

     Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT may be subject to an excise tax equal to 100% of such excess. ElderTrust's taxable REIT subsidiary, ET Capital Corp., has made and will continue to make interest and other payments to ElderTrust. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to ElderTrust by ET Capital Corp., resulting in an increase in the corporate tax liability of such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by ET Capital Corp. to ElderTrust will not result in the imposition of the 100% excise tax to a portion of any such payment.

     Annual Distribution Requirements Applicable to REITs

     To be taxed as a REIT, ElderTrust is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to

     (i) the sum of (a) 90% of its "REIT taxable income," computed without regard to the dividends paid deduction and ElderTrust's net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

     (ii)  the sum of certain items of noncash income.

     For years prior to 2001, the applicable distribution percentage was 95% rather than 90%.

     Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be declared in the following taxable year if declared before ElderTrust timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if ElderTrust declares a dividend in October, November or December of any year with a record date in one of those months and pays the dividend on or before January 31 of the following year, ElderTrust will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. The Operating Partnership's partnership agreement authorizes ElderTrust, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit ElderTrust to meet its distribution requirements.

     To the extent that ElderTrust does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income" within the periods described in the prior paragraph, it is subject to income tax thereon at regular capital gain and ordinary corporate tax rates. ElderTrust, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a shareholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by ElderTrust with respect to such amount. The shareholder's basis in its shares of ElderTrust would be increased by the amount the shareholder included in income and decreased by the amount of the tax the shareholder is treated as having paid. ElderTrust would make an appropriate adjustment to its earnings and profits. For a more detailed description of the federal income tax consequences to a shareholder of such a designation, see "-Taxation of Taxable U.S. Shareholders Generally" below.

     It is possible, because of differences in timing between ElderTrust's recognition of taxable income and its receipt of cash available for distribution, that ElderTrust, from time to time, may not have sufficient cash or other liquid assets to meet its distribution requirements. In such event, in order to meet the distribution requirements, ElderTrust may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

     During 2000, ElderTrust recorded significant bad debt expenses related to loans and properties under lease as a result of the bankruptcy filing by Genesis, and, consequently, recognized a net loss for financial reporting purposes. For federal income tax purposes, these losses totaling approximately $13.5 million were recognized in 2001. These losses offset all of ElderTrust's taxable income for 2001 and resulted in a net operating loss ("NOL") carryforward to ElderTrust's

2002 taxable year and, potentially, subsequent taxable years. This NOL carryforward can be applied to offset income in ElderTrust's 2002 and, potentially, subsequent taxable years, thereby reducing or eliminating the amounts required to be distributed by ElderTrust in those years.
An NOL of a REIT in any given year may be carried forward until utilized but over no more than 20 years.

     NOL deductions may be subject to various limitations. The general limitation is that the deduction is limited to the current year regular taxable income computed without regard to the loss deduction. For alternative minimum tax purposes, the general limitation is equal to 90% of the current year "alternative minimum taxable income" computed without regard to the loss deduction. The applicable REIT distribution percentage requirement is applied against the greater of regular or alternative minimum taxable income. The 2002 Job Creation and Worker Assistance Act allows NOL deductions attributable to NOL carryforwards arising in taxable years ending in 2001 and 2002 to offset 100% (instead of 90%) of alternative minimum taxable income. Other limitations include, but are not limited to, those imposed for a greater than 50% ownership change among ElderTrust's "five percent" and greater owners during a test period, which is generally a three year period ending on each date there is a change in the ownership of ElderTrust's shares held by a "five percent" or greater owner. ElderTrust believes that there has been no such "ownership change" to date that would cause this limitation to apply, but there can be no assurance that an "ownership change" will not occur in future years.

     Effective for the quarter ended September 30, 2000, ElderTrust suspended its quarterly distributions. Based on the amount of the losses described above, ElderTrust does not believe it would have to make any distributions to its shareholders for REIT qualification purposes until at least December 2002. Distributions by ElderTrust are at the discretion of its board of trustees. ElderTrust currently anticipates that it will address its distribution policy during the latter part of 2002. Such policy will depend upon various factors, including the minimum distribution required under federal tax law to maintain REIT status, ElderTrust's cash available for distribution, limitations or restrictions under various debt covenants and other cash uses deemed appropriate by ElderTrust.

     ElderTrust calculates its "REIT taxable income" based upon the conclusion that each non-corporate subsidiary of the Operating Partnership holding a property or the Operating Partnership itself, as applicable, is the owner of its properties for federal income tax purposes. As a result, ElderTrust expects that the depreciation deductions with respect to its properties will reduce its "REIT taxable income." This conclusion is consistent with the conclusion above that the leases of ElderTrust's properties have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, ElderTrust also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

     Under certain circumstances, ElderTrust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in ElderTrust's deduction for dividends paid for the earlier year. Thus, ElderTrust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, ElderTrust would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if ElderTrust should fail to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, it would be subject to an excise tax. The excise tax would equal 4% of the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

     Failure of ElderTrust to Qualify as a REIT

     If ElderTrust were to fail to qualify for taxation as a REIT in any taxable year, and if the relief provisions were not to apply, ElderTrust would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ElderTrust were to fail to qualify would not be deductible by ElderTrust nor would they be required to be made. As a result, ElderTrust's failure to qualify as a REIT would significantly reduce the cash available for distribution by ElderTrust to its shareholders and could materially reduce the value of its shares.
In addition, if ElderTrust were to fail to qualify as a REIT, all distributions to shareholders would be taxable as ordinary income, to the extent of ElderTrust's current and accumulated E&P, although, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions, ElderTrust also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances ElderTrust would be entitled to such statutory relief.

Tax Aspects of ElderTrust's Ownership of Interests in the Operating
     Partnership General

     Substantially all of ElderTrust's investments are held through the Operating Partnership, which holds the properties either directly or through certain subsidiaries. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. ElderTrust includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, ElderTrust includes its proportionate share of assets held through the Operating Partnership and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for tax purposes. See "-Federal Income Taxation of ElderTrust-Ownership of Partnership Interests by a REIT" above.

     Entity Classification

     If the Operating Partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income.
In such a situation, the character of ElderTrust's assets and items of gross income would change and could preclude ElderTrust from qualifying as a REIT (see "-Federal Income Taxation of ElderTrust-Asset Tests Applicable to REITs" and "-Income Tests Applicable to REITs" above).

     The entire discussion set forth herein of the tax treatment of ElderTrust and the federal income tax consequences of the ownership of common shares of beneficial interest of ElderTrust is based on the assumption that the Operating Partnership and all of its subsidiaries

(other than ET Capital Corp.) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership."

     Neither the Operating Partnership nor any of its non-corporate subsidiaries has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, the Operating Partnership and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

     Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Units of limited partner interest in the Operating Partnership, or "OP Units," will not be traded on an established securities market. There is a significant risk, however, that the OP Units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, the Operating Partnership could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." Treasury Regulations under Section 7704 of the Internal Revenue Code set forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704.

     For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. ElderTrust believes that it has satisfied the "qualifying income" exception for each of its taxable years, beginning with the taxable year ended December 31, 1998, and will satisfy the exception for future years.

     If the Operating Partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, ElderTrust would not qualify as a REIT because the value of ElderTrust's ownership interest in the Operating Partnership would exceed five percent of ElderTrust's assets and ElderTrust would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation (see "-Federal Income Taxation of ElderTrust-Asset Tests Applicable to REITs" above). In this event, the value of ElderTrust's common shares could be adversely affected (see "-Federal Income Taxation of ElderTrust-Failure of ElderTrust to Qualify as a REIT" above).

     Allocations of Operating Partnership Income, Gain, Loss and Deduction

     Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Operating Partnership partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

     Tax Allocations with Respect to Contributed Properties

     The Operating Partnership received contributions of appreciated property at the time of, and in connection with, the Offering. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of the contribution. This difference is known as "built-in gain." The Operating Partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.
In general, the partners of the Operating Partnership who contributed depreciated assets having built-in gain are allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained by the Operating Partnership, rather than distributed. These allocations will tend to eliminate the built-in gain over the life of the Operating Partnership. However, the special allocation rules of
Section 704(c) of the Internal Revenue Code do not always eliminate entirely the built-in gain on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause ElderTrust to be allocated lower depreciation and other deductions and, in the event of a sale of such contributed assets, possibly an amount of taxable income in excess of the economic or book income allocated to it. Such an allocation may cause ElderTrust to recognize taxable income in excess of cash proceeds, which might adversely affect ElderTrust's ability to comply with the REIT distribution requirements.

     The Operating Partnership and ElderTrust have determined to use the "traditional method" to account for built-in gain with respect to the properties contributed to the Operating Partnership in connection with the Offering. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners who received OP Units in exchange for property with a low basis relative to value at the time of the Offering, and is a less favorable method from the perspective of those partners who contributed cash or "high basis" assets to the Operating Partnership, including ElderTrust, which contributed cash proceeds from the Offering to the Operating Partnership.

     Any property purchased by the Operating Partnership will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

     The Operating Partnership specially allocates depreciation deductions, low income housing tax credits and gain attributable to three of its properties to the holders of its Class C partnership units. ElderTrust and its shareholders will not share an interest in these items to the extent that they are so allocated to the Class C unitholders.

Other Tax Consequences for ElderTrust and Its Shareholders

     ElderTrust and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which the Operating Partnership or ElderTrust's shareholders transact business or reside. The state and local tax treatment of ElderTrust and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of ElderTrust should consult their own tax advisors regarding the effect of state and local tax laws on an investment in ElderTrust.

     A portion of the cash to be used by ElderTrust to fund . distributions comes from dividends from ET Capital Corp. and, in some cases, interest on notes of ET Capital Corp. held by the Operating Partnership. ET Capital Corp. is subject to federal, state and local income tax at the full applicable corporate rates. To the extent that ET Capital Corp. is required to pay federal, state or local taxes, ElderTrust will receive less dividend income and will have less cash available for distribution to shareholders.

     As described above in "-Federal Income Taxation of ElderTrust-Qualification of an Entity as a Taxable REIT Subsidiary," ET Capital Corp. is fully taxable as a corporation and is subject to certain rules intended to restrict its ability to reduce its tax liability.

Taxation of Taxable U.S. Shareholders Generally

     The term "U.S. shareholder," when used in this discussion, means a holder of shares of beneficial interest who is, for United States federal income tax purposes:

   *  a citizen or resident of the United States,

   * a corporation, partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or of a state hereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise,

   * an estate the income of which is subject to United States federal income taxation regardless of its source, or

   * a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders. Generally, in the case of a partnership that holds common shares, any partner that would be a U.S. shareholder if it held the shares directly is also a U.S. shareholder.

     Distributions Generally

     Distributions (or deemed distributions) made by ElderTrust out of its current or accumulated E&P, other than capital gain dividends or retained capital gains as discussed below, constitute dividends taxable to its taxable U.S. shareholders as ordinary income. As long as ElderTrust qualifies as a REIT, such distributions are not eligible for the dividends received deduction that is generally afforded to U.S. shareholders that are corporations. To the extent that ElderTrust makes distributions not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. shareholder, reducing the adjusted basis which such U.S. shareholder has in its common stock for tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. shareholder's adjusted basis taxable as capital gains, provided that the common shares have been held as a capital asset. ElderTrust will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital
gain.	Dividends declared by ElderTrust in October, November or December of any year and payable to a shareholder of record on a specified date in any such month are treated as both paid by ElderTrust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ElderTrust on or before January 31 of the following year.

     For purposes of computing liability for alternative minimum tax, certain of ElderTrust's alternative minimum tax adjustments may be treated as alternative minimum tax adjustments of its shareholders in the ratio that ElderTrust's distributions bear to its taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of ElderTrust's shareholders would be deemed to be derived by the shareholders proportionately from each such alternative minimum tax adjustment of ElderTrust and would be taken into account by the shareholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

     Capital Gain Distributions; Retained Net Capital Gains

     Distributions that ElderTrust properly designates as capital gain dividends are taxable to taxable U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. shareholder has held his common shares) to the extent that they do not exceed ElderTrust's actual net capital gain for the taxable year. A U.S. shareholder's share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of beneficial interest for the year.

     If ElderTrust designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099 - DIV indicating the amount that will be taxable to the shareholder as capital gain. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

     With regard to ElderTrust's taxable corporate U.S. shareholders, distributions made by ElderTrust that are properly designated by it as capital gain dividends will be taxable as long-term gain, at a maximum rate of 35%, to the extent that they do not exceed ElderTrust's actual net capital gain for the taxable year and without regard to the period during which such corporate U.S. shareholder has held its common shares. Such U.S. shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     ElderTrust may designate, by written notice to its shareholders, that it is treating all or a portion of its retained net capital gain as having been distributed to its shareholders for tax purposes, even though no actual distribution of such retained gain has been made.
With respect to any such retained net capital gains, a U.S. shareholder would include its proportionate share of such gain in income as long-term capital gain and would be treated as having paid its proportionate share of the tax actually paid by ElderTrust with respect to the gain. The
U.S. shareholder's basis in its common shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. shareholder that is an individual or an estate or trust, a special 25% rate will apply generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property ("unrecaptured Section 1250 gain").
Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

     ElderTrust's Losses; Investment Interest Limitation

     U.S. shareholders may not include in their income tax returns the net operating losses or capital losses of ElderTrust. Instead, such losses will be carried over by ElderTrust for potential offset against future income, subject to certain limitations. Distributions made by ElderTrust and gain arising from the sale or exchange by a U.S. shareholder of common shares will not be treated as passive activity income, and, as a result, U.S. shareholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable dividend distributions from ElderTrust generally will be treated as investment income for purposes of the "investment interest limitation." This limitation provides that a non-corporate U.S. shareholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the shareholder's investment income over his or her investment expenses for that year. Capital gain dividends and capital gains from the disposition of shares, including distributions treated as such, will be treated as investment income only if the non-corporate U.S. shareholder so elects, in which case such capital gains will be taxed at ordinary income rates.

     Dispositions of Common Shares

     Upon any sale or other disposition of common shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such common shares for tax purposes. Such gain or loss will be capital gain or loss if the common shares have been held by the U.S. shareholder as a capital asset. In the case of a U.S. shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, if such shares have been held for more than one year, and any such long-term capital gain will be subject to the maximum capital gain rate of 20%. U.S. shareholders that acquire or are deemed to acquire the common shares after December 31, 2000 and who hold the common shares for more than five years and certain low income taxpayers may be eligible for a reduction in the long-term capital gains rate. However, a maximum rate of 25% will apply to capital gain that is treated as "unrecaptured
Section 1250 gain" for individuals, trusts and estates. The IRS has the authority to prescribe, but has not yet prescribed, regulations on how the capital gain rates will apply to sales of shares of REITs; accordingly, shareholders are urged to consult with their own tax advisors with respect to their capital gain liability. In the case of a U.S. shareholder that is a corporation, gain or loss from the sale of shares of ElderTrust will be long-term capital gain or loss if such shares have been held for more than one year, and any such capital gain shall be subject to the maximum capital gain rate of 35%. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by such U.S. shareholder from ElderTrust that were required to be treated as long-term capital gains.

     Backup Withholding for ElderTrust's Distributions

     ElderTrust reports to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 30% (currently scheduled to be reduced to 28% by 2006) with respect to dividends paid unless such holder either is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide ElderTrust with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding is creditable against the shareholder's income tax liability. In addition, ElderTrust may be required to withhold a portion of its capital gain distributions to any U.S. shareholders who fail to certify their non-foreign status to ElderTrust. See "-Taxation of Non-U.S. Shareholders" below.

Taxation of Tax-Exempt Shareholders

     Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code and such shares are not otherwise used in a trade or business, the dividend income from ElderTrust will not be unrelated business taxable income ("UBTI") to a tax-exempt shareholder. Similarly, income from the sale of common shares will not constitute UBTI unless such tax-exempt shareholder has held such common shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the common shares in a trade or business.

     However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501 (c)(7),

(c)(9), (c)(17) and (c)(20), respectively, income from an investment in ElderTrust will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in ElderTrust. Such a prospective shareholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if it meets the following two tests:

   * The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

   * Either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

     The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than five percent for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. Based on the current estimated ownership of ElderTrust's common shares and as a result of certain limitations on transfer and ownership of common shares contained in ElderTrust's Declaration of Trust, ElderTrust should not be classified as a "pension held REIT."

Taxation of Non-U.S. Shareholders

     The rules governing federal income taxation of the ownership and disposition of common shares by non-U.S. shareholders (that is, shareholders who are not "U.S. shareholders" as defined above) are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address any state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that ElderTrust qualifies for taxation as a REIT. Prospective non-U.S. shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in ElderTrust's common shares, including any reporting requirements.

     Distributions Generally

     Distributions (or deemed distributions) by ElderTrust to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by ElderTrust of United States real property interests nor designated by ElderTrust as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of ElderTrust. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as ElderTrust. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. ElderTrust expects to withhold United States income tax at the rate of 30% on any distribution made to a non-U.S. shareholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with ElderTrust or (ii) a non-U.S. shareholder files an IRS Form
W-8ECI with ElderTrust claiming that the distribution is effectively connected income.

     Distributions in excess of the current or accumulated E&P of ElderTrust will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common shares, but rather will reduce the adjusted basis of such common shares. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's common shares, they will give rise to gain from the sale or exchange of its common shares, the tax treatment of which is described below.

     ElderTrust is required to withhold 10% of any distribution in excess of its current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of that distribution. Consequently, although ElderTrust currently intends that its transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. shareholder may seek a refund of such amounts from the IRS if it subsequently determines that such distribution was, in fact, in excess of current or accumulated E&P of ElderTrust, and the amount withheld exceeded the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

     Capital Gain Distributions; Retained Net Capital Gains

     Distributions to a non-U.S. shareholder that are designated by ElderTrust at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

     (i) the investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

     (ii) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     ElderTrust will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated by ElderTrust as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

     Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by ElderTrust of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would thus generally be taxed at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation, as discussed above. ElderTrust is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. shareholder's federal income tax liability.

     Although the law is not clear on the matter, it appears that amounts designated by ElderTrust as retained capital gains in respect of the common shares held by U.S. shareholders (see "-Annual Distribution Requirements Applicable to REITs" above) generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by ElderTrust of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by ElderTrust on such undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by ElderTrust were to exceed their actual United States federal income tax liability.

     Dispositions of Common Shares

     Gain recognized by a non-U.S. shareholder upon the sale or exchange of common shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The common shares will not constitute a "United States real property interest" so long as ElderTrust is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-
U.S. shareholders. ElderTrust believes, but cannot guarantee, that it is a "domestically controlled REIT." Moreover, even if ElderTrust is a "domestically controlled REIT," because the common stock is publicly traded, no assurance can be given that ElderTrust will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. shareholder if either (a) the investment in ElderTrust common stock is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain or (b) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     Even if ElderTrust does not qualify as or ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a non-U.S. shareholder of common shares would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

     (i) the common shares are "regularly traded," as defined by applicable regulations, on an established securities market such as the NYSE; and

     (ii) such non-U.S. shareholder owned, actually or constructively, 5% or less of the outstanding common shares throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common shares would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting

     Backup withholding tax generally is a withholding tax imposed at the rate of 30% (currently scheduled to be reduced to 28% by 2006) on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding and information reporting will generally not apply to distributions paid to non-U.S. shareholders outside the United
States that are treated as dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, capital gain dividends or distributions attributable to gain from the sale or exchange by ElderTrust of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares by or through a foreign office of a foreign broker. Generally, information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

     (a)  is a United States person;

     (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     (c) is a "controlled foreign corporation," which is, generally, a foreign corporation controlled by United States shareholders; or

     (d) is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

     If, however, the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain other conditions are met or the shareholder otherwise establishes an exemption, information reporting will not apply. Payment to or through a United States office of a broker of the proceeds of a sale of common shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. A non-U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The IRS has issued final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. A non-U.S. shareholder should consult its own advisor regarding the effect of these regulations.

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